Exhibit 3.2

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

         Medinex Systems, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That by unanimous written consent of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that subject to approval of the Company's stockholders, Article II of the Company's Restated Certificate of Incorporation be, and it hereby is, amended to read in its entirety as follows:

         "The name of this corporation is Maxus Technology Corporation."

         SECOND: That thereafter, pursuant to certain resolutions, the Board of Directors directed that said amendment be considered at the next annual meeting of the stockholders. An annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

         IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Michele Whatmore, its President, this 22nd day of March, 2004.




                                                  By:  /s/ Michele Whatmore
                                                     ---------------------------
                                                     Michele Whatmore, President